Exhibit (a)(1)(A)

Offer to Purchase for Cash
by
PAMT CORP
of
Up to 435,000 Shares of its Common Stock
at a Purchase Price Not Greater Than $17.00 nor Less Than $14.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON MAY 1, 2025, UNLESS THE OFFER IS EXTENDED.

PAMT CORP, a Nevada corporation (the “Company,” “we” or “us”), is offering to purchase up to 435,000 shares of its common stock, par value $0.01 per share (the “common stock”), at a price not greater than $17.00 nor less than $14.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”). Unless the context otherwise requires, all references to shares shall refer to the common stock of the Company.

Upon the terms and subject to the conditions of the Offer, we will determine a single per share price, not greater than $17.00 nor less than $14.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, that we will pay for shares properly tendered and not properly withdrawn in the Offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. After the Offer expires, we will look at the prices chosen by stockholders for all of the shares properly tendered. We will then select the lowest purchase price (in multiples of $0.50) within the price range specified above that will allow us to buy 435,000 shares. If fewer than 435,000 shares are properly tendered subject to the conditions of the Offer, we will select the price that will allow us to buy all the shares that are properly tendered and not properly withdrawn. All shares we acquire in the Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price. We will return shares tendered at prices in excess of the purchase price that we determine and shares that we do not purchase because of proration to the tendering stockholders at our expense promptly after the Offer expires. See Section 3.

Subject to certain limitations and legal requirements, we reserve the right to accept for payment, according to the terms and conditions of this Offer, up to an additional 2% of our outstanding shares (or approximately 435,813 additional shares) for a total of approximately 870,813 shares. See Sections 1 and 14.

The Offer is not conditioned upon the receipt of financing or any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See Section 6.

The shares are listed and traded on the Nasdaq Global Market (“NASDAQ”) under the symbol “PAMT.” On March 31, 2025, the reported closing price of the shares on NASDAQ was $12.14 per share. Stockholders are urged to obtain current market quotations for the shares. See Section 7.

Our Board of Directors has approved the Offer. However, none of the Company, our Board of Directors, the Depositary or the Information Agent is making any recommendation to you as to whether to tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. All of our directors and executive officers have advised us, however, that they do not intend to tender any of their shares in the Offer. See Section 10.

If the Offer is oversubscribed, we will purchase shares on a pro rata basis from all stockholders who properly tender shares at or below the purchase price we determine. See Section 1. Therefore, if you wish to maximize the chance that your shares will be purchased and wish to maximize the number of your shares accepted for payment, you should tender as many shares as you own and are willing to sell in the Offer and select the purchase price option “Shares Tendered at Price Determined Under the Offer” indicating that you will accept the purchase price we determine.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

IMPORTANT

If you desire to tender all or any portion of your shares, you should either:

(1) (a) if you hold certificates in your own name, complete and sign the Letter of Transmittal in accordance with the instructions to the Letter of Transmittal, have your signature on the Letter of Transmittal guaranteed if Instruction 1 to the Letter of Transmittal so requires, and mail or deliver the Letter of Transmittal, together with any other required documents, including the share certificates, to the Depositary (as defined herein), at one of its addresses shown on the Letter of Transmittal, or

(b) if you are an institution participating in The Depository Trust Company, tender the shares in accordance with the procedure for book-entry transfer set forth in Section 3; or

(2) if you have shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee if you desire to tender those shares and request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you.

If you desire to tender shares and your certificates for those shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Time (as defined herein), your tender may be effected by following the procedure for guaranteed delivery set forth in Section 3.

To properly tender shares, you must validly complete the Letter of Transmittal, including the section relating to the price at which you are tendering shares.

If you wish to maximize the chance that your shares will be purchased at the purchase price determined by us, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Under the Offer.” If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $14.00 per share.

Questions and requests for assistance may be directed to Georgeson LLC, the Information Agent for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.

We are not making the Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this Offer to stockholders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained in this Offer to Purchase or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary or the Information Agent.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. The Company is at times referred to as “we,” “our” or “us.” We refer to the shares of our common stock as the “shares.” This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion where helpful.

Who is offering to purchase my shares?

PAMT CORP (formerly P.A.M. Transportation Services, Inc.)

What is the Company offering to purchase?

We are offering to purchase up to 435,000 shares of our common stock, par value $0.01 per share. See Section 1.

What will the purchase price for the shares be and what will be the form of payment?

We are conducting the Offer through a procedure commonly called a modified “Dutch Auction.”

This procedure allows you to select the price (in multiples of $0.50) within a price range specified by us at which you are willing to sell your shares.

The price range for the Offer is $14.00 to $17.00 per share. After the Offer expires, we will look at the prices chosen by stockholders for all of the shares properly tendered. We will then select the lowest purchase price (in multiples of $0.50) that will allow us to buy 435,000 shares. If fewer than 435,000 shares are properly tendered, subject to the conditions of the Offer, we will select the price that will allow us to buy all the shares that are properly tendered and not properly withdrawn.

All shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any shares above the purchase price we determine.

If your shares are purchased in the Offer, we will pay you the purchase price in cash, less any applicable withholding taxes and without interest, promptly after the Offer expires. See Sections 1 and 5. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.

What happens if fewer than 435,000 shares are tendered at or below the purchase price?

The Offer is not conditioned on any minimum number of shares being tendered. If fewer than 435,000 shares are properly tendered, subject to the conditions of the Offer, we will purchase all shares that are properly tendered and not properly withdrawn.

What happens if more than 435,000 shares are tendered at or below the purchase price?

Subject to certain limitations and legal requirements, we reserve the right to accept for payment, according to the terms and conditions of this Offer, up to an additional 2% of our outstanding shares (or approximately 435,813 additional shares). Thus, if this right is exercised, we may purchase up to approximately 870,813 shares in the Offer. In exercising this right, we may increase the purchase price to allow us to purchase all such additional shares.

If more than 435,000 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law) are properly tendered at or below the purchase price and not properly withdrawn prior to the Expiration Time, we will purchase shares, subject to the terms of the Offer, from all stockholders who properly tender shares at or below the purchase price we determine, on a pro rata basis. If we do not exercise our right to accept a greater number for purchase, we will purchase 435,000 shares, on a pro rata basis, from among all shares tendered at or below the purchase price we determine. If we exercise our right to accept for purchase more than 435,000 shares, we will purchase such larger number of shares (up to a maximum of approximately 870,813 shares), on a pro rata basis, from among all shares tendered at or below the purchase price we determine. Because of the proration provision described above, we may not purchase all of the shares that you tender even if you tender them at or below the purchase price. See Section 1.

How can I maximize the chance that my shares will be purchased?

If you wish to maximize the chance that your shares will be purchased, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Under the Offer” indicating that you will accept the purchase price we determine. If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $14.00 per share.

You may tender all or any portion of the shares you own, even if the number of shares you own exceeds the number of shares we may accept for purchase in the Offer. If more than 435,000 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law) are properly tendered at or below the purchase price and not properly withdrawn prior to the Expiration Time, we will purchase shares, subject to the terms of the Offer, from all stockholders who properly tender shares at or below the purchase price we determine, on a pro rata basis. Therefore, if you wish to maximize the number of your shares accepted for payment, you should tender as many shares as you own and are willing to sell.

How will the Company pay for the shares?

Assuming that the maximum of 435,000 shares are tendered in the Offer at the maximum purchase price of $17.00 per share, the aggregate purchase price will be approximately $7.4 million. Assuming that an additional amount of shares above the maximum 435,000 shares are tendered in the Offer at the maximum purchase price of $17.00 per share and we exercise our right to purchase an additional number of shares up to 2% of our outstanding shares (or approximately 435,813 additional shares), the aggregate purchase price will be approximately $14.8 million. We anticipate that we will pay for the shares tendered in the Offer from our available cash and cash equivalents, but we may utilize funds borrowed under our existing line of credit. See Section 8.

How long do I have to tender my shares; can the Offer be extended, amended or terminated?

You may tender your shares until the Offer expires. The Offer will expire at 5:00 p.m., Eastern Time, on May 1, 2025, unless we extend it. See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline.

We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See Section 14. We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We can amend the Offer in our sole discretion at any time prior to the Expiration Time (as defined herein). We can also terminate the Offer prior to the Expiration Time if the conditions set forth in Section 6 are not met. See Sections 6 and 14.

How will I be notified if the Company extends the Offer or amends the terms of the Offer?

If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Time. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14.

What is the purpose of the Offer?

Our Board of Directors has determined that the Offer is a prudent use of our financial resources and presents an appropriate balance between meeting the needs of our business and delivering value to our stockholders. Our Board of Directors determined that a cash tender offer is an appropriate mechanism to return capital to stockholders that seek liquidity under current market conditions while, at the same time, allowing stockholders who do not participate in the tender offer to share in a higher portion of our future potential.

We believe that the modified “Dutch Auction” tender offer set forth in this Offer to Purchase represents a mechanism to provide all of our stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of their investment if they so elect. The Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations at no additional cost to them.

The Offer also provides our stockholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales.

What are the significant conditions to the Offer?

Our obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived, including, but not limited to:

•        No changes in the general political, market, economic or financial conditions in the United States or abroad that are reasonably likely to materially and adversely affect our business or the trading in the shares shall have occurred.

•        No decrease in excess of 10% in the market price of our shares or in the general level of market prices for equity securities in the Dow Jones Industrial Average, the New York Stock Exchange Composite Index, the NASDAQ Composite Index or the S&P 500 Composite Index, measured from the close of trading on March 31, 2025, shall have occurred.

•        No limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could be expected to materially affect, the extension of credit by banks or other lending institutions in the United States shall have occurred.

•        No legal action shall have been instituted, threatened, or pending that challenges the Offer or seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the shares.

•        No commencement or escalation of war, armed hostilities or other similar national or international calamity, directly or indirectly involving the United States, shall have occurred during the Offer.

•        No one shall have proposed, announced or made a tender or exchange offer (other than this Offer), merger, business combination or other similar transaction involving us or any of our subsidiaries.

•        No one (including certain groups) shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding shares (other than as and to the extent publicly disclosed in a Schedule 13D or Schedule 13G filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) before April 3, 2025), and no entity, group or person who has made such a filing before April 3, 2025, shall acquire or proposes to acquire (other than by virtue of the Offer) beneficial ownership of an additional 1% or more of our outstanding shares. In addition, no new group shall have been formed that beneficially owns (as a group) more than 5% of our outstanding shares.

•        No one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intention to acquire us or any of our subsidiaries.

•        No material adverse change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred.

•        We shall have determined that there is not a reasonable likelihood that the consummation of the Offer and the purchase of shares pursuant to the Offer will cause our common stock to be subject to delisting from NASDAQ (this determination shall be made by us).

The Offer is subject to a number of other conditions described in greater detail in Section 6.

Following the Offer, will the Company continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to stop being subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, it is a condition of our obligation to purchase shares pursuant to the Offer that we determine that there is not a reasonable likelihood that such purchase will cause the shares to be subject to delisting on NASDAQ. See Section 6. Our common stock is registered under Section 12 of the Exchange Act, and therefore, we are subject to the reporting requirements of the Exchange Act. Our common stock will continue to be registered under Section 12 of the Exchange Act following the completion of the Offer in accordance with its terms and conditions. See Section 11.

How do I tender my shares?

If you want to tender all or part of your shares, you must do one of the following before 5:00 p.m., Eastern Time, on May 1, 2025 or any later time and date to which the Offer may be extended:

•        If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you.

•        If you hold certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., which, together with its parent company, Computershare, Inc., serves as the Depositary for the Offer.

•        If you are an institution participating in the book-entry transfer facility (as defined in this Offer), you must tender your shares according to the procedure for book-entry transfer described in Section 3.

•        If you are unable to deliver the certificates for the shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3.

You may contact the Information Agent for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

How do holders of vested stock options participate in the Offer?

The Company will not purchase unexercised options. If you hold vested but unexercised options to purchase shares, you may choose to exercise such options in accordance with the terms of the applicable stock option plan or plans and tender the shares received upon such exercise in accordance with the Offer. Please keep in mind that an election to exercise your Company stock options is irrevocable, which means that if the shares resulting from your exercise are not purchased in the Offer for any reason, as discussed in Section 3 hereof, you will continue to hold such shares and you will not be given an opportunity to unwind your exercise.

If you wish to sell shares issuable pursuant to unexercised options, you must:

(1)    Exercise your vested options by submitting a written exercise notice to the Company’s stock administrator (and pay the applicable exercise price to the Company and pay any taxes that must be withheld as a result of the exercise) before 5:00 p.m., Eastern Time, on April 29, 2025 (the “Exercise Deadline”), and

(2)    Submit your election to participate in the Offer prior to the Expiration Time.

If you want to elect to sell shares in the Offer that were issuable upon exercise of a Company stock option and for any reason (a) you fail to properly or timely complete and submit your option exercise notice, and/or (b) you fail to pay the applicable exercise price for any option you are exercising (including any necessary tax amounts), in either case, before the Exercise Deadline, then you will not be eligible to sell shares subject to such option in the Offer.

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In addition, holders of vested but unexercised options should evaluate the Offer carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants and the years left to exercise their options, the range of tender prices, the tax consequences of choosing to exercise any options, and the provisions for pro rata purchases by the Company described in Section 1. We strongly encourage holders of vested stock options to discuss the Offer with their tax advisor, broker and/or financial advisor. Holders of unvested stock options, unvested stock awards or other restricted equity interests may not tender such shares or shares represented by such interests.

Once I have tendered shares in the Offer, can I withdraw my tender?

Yes. You may withdraw any shares you have tendered at any time before 5:00 p.m., Eastern Time, on May 1, 2025, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 5:00 p.m., Eastern Time, on May 28, 2025. See Section 4.

How do I withdraw shares I previously tendered?

To withdraw shares, your written notice of withdrawal with the required information must be received by the Depositary while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your shares.

Has the Company or its Board of Directors adopted a position on the Offer?

Our Board of Directors has approved the Offer. However, none of the Company, our Board of Directors, the Depositary, or the Information Agent is making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which your shares should be tendered. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Do the directors or executive officers of the Company intend to tender their shares in the Offer?

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. Our directors and executive officers have advised us, however, that they do not intend to tender any of their shares in the Offer. As a result, the proportional holdings of our directors and executive officers who do not participate in the Offer will increase following the consummation of the Offer. After termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer. See Section 10.

If the Offer is oversubscribed, we will purchase shares on a pro rata basis from all stockholders who properly tender shares at or below the purchase price we determine. See Section 1. Therefore, if you wish to maximize the chance that your shares will be purchased and wish to maximize the number of your shares accepted for payment, you should tender as many shares as you own and are willing to sell in the Offer and select the purchase price option “Shares Tendered at Price Determined Under the Offer” indicating that you will accept the purchase price we determine.

If I decide not to tender, how will the Offer affect my shares?

Stockholders who choose not to tender their shares will own a greater percentage interest in our outstanding common stock following the consummation of the Offer. See Section 2.

What is the recent market price of my shares?

On March 31, 2025, the reported closing price of the shares quoted on NASDAQ was $12.14 per share. You are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender your shares. See Section 7.

When will the Company pay for the shares I tender?

We will announce the results of proration and will pay the purchase price, net to the seller in cash, less any applicable withholding tax and without interest, for the shares we purchase promptly after the expiration of the Offer. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 3.

What are the U.S. federal tax consequences if I exercise a vested stock option in order to tender shares?

If you exercise a non-statutory stock option (“NSO”) and then sell the shares you purchased under the option in the Offer, the difference between (a) the fair market value of those shares at the time of exercise and (b) the exercise price of those shares (this difference is often called the “spread” at exercise), generally will be treated as ordinary income to you. The purchase of shares under the Offer may be treated as a sale or exchange of such shares for U.S. federal income tax purposes. If so treated, any difference between (a) the total sale price of those shares and (b) the fair market value of those shares at the time of exercise will generally be treated as a capital gain or loss (short-term if you have held the shares for one year or less since the time of exercise; long-term if you have held the shares for more than one year).

The exercise of an NSO granted to employees generally is subject to tax withholding and reporting. The portion that is ordinary income to you will be subject to all the normal withholding on compensation, including federal, state (and depending on your location, local) income taxes as well as applicable employment tax withholdings. The tax withholding rate will differ for employees based on their individual tax situations. At the same time you pay the exercise price of the options you are exercising in connection with the Offer, you must pay for all applicable tax withholdings on the NSOs you exercise. We will report any ordinary income you recognize and taxes withheld on your Form W-2 and other applicable tax filings for 2025.

The federal U.S. tax summaries above do not address other tax rules; for instance, they do not address the state, local, employment or non-U.S. tax implications of the exercise of your stock options in connection with the Offer, nor do the summaries above discuss the application of Section 409A of the Internal Revenue Code to your stock options. In addition, if you are subject to tax in both the U.S. and another country, different or additional tax rules also may apply. Accordingly, we strongly encourage you to discuss the Offer with your tax advisor, broker and/or financial advisor if you are considering exercise of your vested stock options in order to participate in the Offer.

What are the U.S. federal income tax consequences if I tender my shares?

If you are a U.S. Holder (as defined in Section 13), the receipt of cash for your tendered shares generally will be treated, for U.S. federal income tax purposes, either as (i) a sale or exchange eligible for capital gain or loss treatment or (ii) a dividend. See Section 13.

If you are a Non-U.S. Holder (as defined in Section 13), you should expect to be subject to U.S. federal withholding tax at a rate of 30% on the gross payments you receive pursuant to the Offer, unless such consideration is effectively connected with your conduct of a trade or business within the United States, or such withholding rate is subject to reduction or elimination by applicable treaty, in each case as evidenced by forms that you furnish to the Depositary (or other applicable withholding agent). See Sections 3 and 13.

We recommend that you consult your own tax advisor as to the particular tax consequences to you of the Offer.

Does the Company intend to repurchase any shares other than pursuant to the Offer during or after the Offer?

Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any shares, other than in the Offer, until at least 10 business days after the Expiration Time. Accordingly, any repurchases outside of the Offer may not be consummated until at least 10 business days after the Offer expires. See Section 9.

Will I have to pay stock transfer tax if I tender my shares?

We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

To whom can I talk if I have questions?

If you have any questions regarding the Offer, please contact Georgeson LLC, the Information Agent for the Offer, at (877) 354-2732. Additional contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This Offer to Purchase, including any documents incorporated by reference or deemed to be incorporated by reference, contains “forward-looking statements,” which may include, but are not limited to, statements relating to the expiration of the Offer, the anticipated effects of the consummation of the Offer, the satisfaction of the tender conditions described in the Offer to Purchase, including but not limited to the record date, distribution date and ex-dividend date, as well as other future events, future financial performance, strategies, expectations, and competitive environment. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.

You should not read forward-looking statements as a guarantee of future performance or results. They will not necessarily be accurate indications of whether or at what time such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief at that time with respect to future events. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, as well as the factors relating to the transactions discussed in this Offer to Purchase and the following:

•        excess capacity in the trucking industry;

•        surplus inventories;

•        recessionary economic cycles and downturns in customers’ business cycles;

•        a significant or sustained reduction in or termination of the Company’s trucking service by a key customer, including as a result of recent or future labor or international trade disruptions;

•        increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees;

•        potential future economic, business and operational disruptions and uncertainties due to public health crises;

•        the resale value of the Company’s used equipment;

•        the price and availability of new equipment consistent with anticipated acquisition and replacement plans;

•        increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators;

•        increases in insurance premiums and deductible amounts relating to accident, cargo, workers’ compensation, health, and other claims;

•        unanticipated increases in the number or amount of claims for which the Company is self-insured;

•        inability of the Company to continue to secure acceptable financing arrangements;

•        seasonal factors such as harsh weather conditions that increase operating costs;

•        competition from trucking, rail, and intermodal competitors, including reductions in rates resulting from competitive bidding;

•        the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations;

•        our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems;

•        the impact of pending or future litigation;

•        general risks associated with doing business in Mexico, including, without limitation, exchange rate fluctuations, inflation, import duties, tariffs, quotas, political and economic instability and terrorism; and

•        the potential impact of new laws, regulations or policy, including, without limitation, laws and regulations governing the classification of independent contractors as employees, tariffs, import/export, trade and immigration regulations or policies.

You should not place undue reliance on the forward-looking statements, which speak only as to the date of this Offer to Purchase or the date of documents incorporated by reference. Except as may be required by law, we undertake no obligation to make any revision to the forward-looking statements contained in this Offer to Purchase, the accompanying Letter of Transmittal or in any document incorporated by reference into this Offer to Purchase or to update them to reflect events or circumstances occurring after the date of this Offer to Purchase.

In addition, please refer to the documents incorporated by reference into this Offer to Purchase (see Section 9) for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact our Company and business. Any statement contained in a document incorporated herein by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent such statement is modified or superseded in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

x

INTRODUCTION

To the Holders of our Common Stock:

We invite our stockholders to tender shares of our common stock, par value $0.01 per share. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase up to 435,000 shares at a price not greater than $17.00 nor less than $14.00 per share, net to the seller in cash, less applicable withholding taxes and without interest.

The Offer will expire at 5:00 p.m., Eastern Time, on May 1, 2025, unless extended.

After the Offer expires, we will look at the prices chosen by stockholders for all of the shares properly tendered. We will then select the lowest purchase price within the price range specified above that will allow us to buy 435,000 shares. If fewer than 435,000 shares are properly tendered, we will select the price (in multiples of $0.50) that will allow us to buy all the shares that are properly tendered and not properly withdrawn. All shares we acquire in the Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price.

Because of the proration provision described in this Offer to Purchase, we may not purchase all of the shares tendered even if stockholders tendered at or below the purchase price if more than the number of shares we seek are properly tendered. We will return shares tendered at prices in excess of the purchase price that we determine and shares that we do not purchase because of proration to the tendering stockholders at our expense promptly following the Expiration Time. See Section 1.

Subject to certain limitations and legal requirements, we reserve the right to accept for payment, according to the terms and conditions of this Offer, up to an additional 2% of our outstanding shares (or approximately 435,813 additional shares) for a total of approximately 870,813 shares. See Sections 1 and 14.

Tendering stockholders whose shares are registered in their own names and who tender directly to Computershare Trust Company, N.A., which, together with its parent company, Computershare, Inc., serves as the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us under the Offer. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

The Offer is not conditioned upon any minimum number of shares being tendered. Our obligation to accept, and pay for, shares validly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 6 of this Offer to Purchase.

Our Board of Directors has approved the Offer. However, none of the Company, our Board of Directors, the Depositary, or the Information Agent is making any recommendation whether you should tender or refrain from tendering your shares or at what purchase price or purchase prices you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. Our directors and executive officers have advised us, however, that they do not intend to tender any of their shares in the Offer. As a result, the proportional holdings of our directors and executive officers who do not participate in the Offer will increase following the consummation of the Offer. After termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions after the Offer at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer. See Section 10.

As of March 31, 2025, we had 21,790,658 issued and outstanding shares of our common stock, par value $0.01 per share. The 435,000 shares that we are offering to purchase hereunder represent approximately 2.0% of the total number of our issued and outstanding shares as of March 31, 2025. The shares are listed and traded on NASDAQ under the symbol “PAMT”. On March 31, 2025, the closing price of the shares as quoted on NASDAQ was $12.14 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares. See Section 7.

THE TENDER OFFER

1.      Terms of the Offer

General.    Upon the terms and subject to the conditions of the Offer, we will purchase up to 435,000 shares of our common stock, or if fewer than 435,000 shares are properly tendered, all shares that are properly tendered and not properly withdrawn in accordance with Section 4, at a price not greater than $17.00 nor less than $14.00 per share, net to the seller in cash, less any applicable withholding tax and without interest. In accordance with the rules of the SEC and subject to certain limitations and legal requirements, we reserve the right to accept for payment, according to the terms and conditions of this Offer, up to an additional 2% of our outstanding shares (or approximately 435,813 additional shares) for a total of approximately 870,813 shares.

The term “Expiration Time” means 5:00 p.m., Eastern Time, on May 1, 2025, unless we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.

In the event of an over-subscription of the Offer as described below, shares tendered at or below the purchase price will be subject to proration based on the number of such shares tendered prior to the Expiration Time.

Except as described in this Offer, withdrawal rights expire at the Expiration Time.

If we (i) increase the price that may be paid for the shares above $17.00 per share or decrease the price that may be paid for the shares below $14.00 per share, (ii) increase the maximum number of shares that we may purchase in the Offer by more than 2% of our outstanding shares or (iii) decrease the number of shares that we may purchase in the Offer, then the Offer will be extended until the expiration of the period of at least 10 business days from, and including, the date that such notice of an increase or decrease is first published, sent or given to the stockholders in the manner specified in Section 14. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. to 12:00 Midnight, Eastern Time.

The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See Section 6.

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares must specify the price or prices, not in excess of $17.00 or less than $14.00 per share, at which they are willing to sell their shares to us under the Offer. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, elect to tender their shares at the purchase price ultimately paid for shares properly tendered and not properly withdrawn in the Offer. If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $14.00 per share. See Section 7 for recent market prices for the shares.

Promptly following the Expiration Time, we will look at the prices chosen by stockholders for all of the shares properly tendered and will determine the purchase price that we will pay for shares properly tendered and not properly withdrawn in the Offer. Once the purchase price has been determined, we intend to promptly disclose such price in a manner calculated to inform stockholders of this information, which will include a press release through Business Wire or another comparable service.

We will then select the lowest purchase price (in multiples of $0.50) within the price range specified above that will allow us to buy 435,000 shares or such greater number of shares as we may accept for payment, subject to applicable law. If fewer than 435,000 shares are properly tendered, we will select the price that will allow us to buy all the shares that are properly tendered and not properly withdrawn.

All shares we acquire in the Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price. However, because of the proration provision described in this Offer to Purchase, we may not purchase all of the shares tendered even if stockholders tendered at or below the purchase price if more than the number of shares we seek are properly tendered. We will return shares tendered at prices in excess of the purchase price that we determine and shares that we do not purchase because of proration to the tendering stockholders at our expense promptly after the Offer expires. Stockholders can specify one price for a specified portion of their shares and a different price for other specified shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. See Instruction 5 to the Letter of Transmittal.

Stockholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the Offer. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

If the number of shares properly tendered at or below the purchase price and not properly withdrawn prior to the Expiration Time is less than or equal to 435,000 shares, or such greater number of shares as we may elect to accept for payment, subject to applicable law, we will, upon the terms and subject to the conditions of the Offer, purchase all shares so tendered at the purchase price.

Upon the terms and subject to the conditions of the Offer, if more than 435,000 shares, or such greater number of shares as we may elect to accept for payment, subject to applicable law, have been properly tendered at prices at or below the purchase price selected by us and not properly withdrawn prior to the Expiration Time, we will purchase all properly tendered shares tendered at prices at or below the purchase price we determine, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, as described below. Due to this proration provision, it is possible that all of the shares that a stockholder tenders in the Offer may not be purchased even if they are tendered at prices at or below the purchase price.

Proration.    If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares, proration for each stockholder tendering shares will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, at or below the purchase price selected by us. We will announce the final proration factor and commence payment for any shares purchased pursuant to the Offer promptly after the Expiration Time. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 13, the number of shares that we will purchase from a stockholder under the Offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares and whether to condition any tender upon our purchase of a stated number of shares held by such stockholder.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.      Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans

Purpose of the Tender Offer.    Our Board of Directors has determined that the Offer is a prudent use of our financial resources and presents an appropriate balance between meeting the needs of our business and delivering value to our stockholders. Our Board of Directors determined that a cash tender offer is an appropriate mechanism to return capital to stockholders that seek liquidity under current market conditions while, at the same time, allowing other stockholders to share in a higher portion of our future potential.

We believe that the modified “Dutch Auction” tender offer set forth in this Offer to Purchase represents a mechanism to provide all of our stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of their investment if they so elect. The Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations at no additional cost to them.

The Offer also provides our stockholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales.

None of the Company, any member of our Board of Directors, the Depositary, or the Information Agent is making any recommendation to any stockholder as to whether to tender or refrain from tendering any shares or as to the purchase price or purchase prices at which stockholders may choose to tender their shares. We have not authorized any person to make any such recommendation. Stockholders should carefully evaluate all information in the Offer. Stockholders are also urged to consult with their tax advisors to determine the consequences to them of participating or not participating in the Offer, and should make their own decisions about whether to tender shares and, if so, how many shares to tender and the purchase price or purchase prices at which to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. Our directors and executive officers have advised us, however, that they do not intend to tender any of their shares in the Offer.

If the Offer is oversubscribed, we will purchase shares on a pro rata basis from all stockholders who properly tender shares at or below the purchase price we determine. See Section 1. Therefore, if you wish to maximize the chance that your shares will be purchased and wish to maximize the number of your shares accepted for payment, you should tender as many shares as you own and are willing to sell in the Offer and select the purchase price option “Shares Tendered at Price Determined Under the Offer” indicating that you will accept the purchase price we determine.

Certain Effects of the Offer.    Stockholders who do not tender their shares pursuant to the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company. As a result, those stockholders will realize a proportionate increase in their relative equity interest in the Company and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. Stockholders may be able to sell non-tendered shares in the future on NASDAQ or otherwise, at a net price significantly higher or lower than the purchase price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future.

Shares we acquire pursuant to the Offer will be held in treasury and will be available for us to issue without further stockholder action (except as required by applicable law or the rules of NASDAQ) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

Consummation of the Offer will reduce our “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets), and is likely to reduce the number of our stockholders. These reductions may result in lower or higher stock prices and/or reduced liquidity in the trading market for our common stock following completion of the Offer.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. Our directors and executive officers have advised us, however, that they do not intend to tender any of their shares in the Offer. As a result, the proportional holdings of our directors and executive officers who do not participate in the Offer will increase following the consummation of the Offer. After termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions after the Offer at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer. See Section 10.

Except for the foregoing and as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•        any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•        any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•        any change in our present board of directors or management or any plans or proposals to change the number or the term of directors (except that we may fill any existing vacancies on the board and vacancies arising on the board in the future) or to change any material term of the employment contract of any executive officer;

•        any material change in our present dividend rate or policy, our indebtedness or capitalization, our corporate structure or our business;

•        any class of our equity securities ceasing to be authorized to be listed on NASDAQ;

•        the termination of registration under Section 12(g) of the Exchange Act of any class of our equity securities;

•        the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•        the acquisition or disposition by any person of our securities; or

•        any changes in our charter or bylaws that could impede the acquisition of control of us.

Notwithstanding the foregoing, as part of our long-term corporate goal of increasing stockholder value, we have regularly considered alternatives to enhance stockholder value, including open market repurchases of our shares, modifications of our dividend policy, strategic acquisitions and business combinations, and we continue to consider strategic acquisition opportunities as they arise as well as other alternatives to enhance stockholder value. Except as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference, as of the date hereof, no material definitive agreements, understandings or decisions have been reached and there can be no assurance that we will decide to undertake any strategic acquisition or other such alternatives. Additionally, from time-to-time we may liquidate, merge or reorganize our subsidiaries for tax and corporate-related purposes.

3.      Procedures for Tendering Shares

Valid Tender.    For a stockholder to make a valid tender of shares under the Offer:

•        The certificates for such shares (or confirmation of receipt of such shares pursuant to the procedure for book-entry transfer set forth below), together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an agent’s message (as defined below), and any other documents required by the Letter of Transmittal, must be received before the Expiration Time, or such later time and date to which we may extend the Offer, by the Depositary at the applicable address set forth on the back cover of this Offer to Purchase; or

•        the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s applicable deadline.

The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

In accordance with Instruction 5 of the Letter of Transmittal, each stockholder desiring to tender shares pursuant to the Offer must either (1) check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Under the Offer,” in which case you will be deemed to have tendered your shares at the minimum price of $14.00 per share or (2) check one, and only one, of the boxes corresponding to the price at which shares are being tendered in the section of the Letter of Transmittal captioned “Price (in Dollars) Per Share at Which Shares Are Being Tendered.” A tender of shares will be proper only if one, and only one, of these boxes is checked on the Letter of Transmittal.

If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Under the Offer.” For purposes of determining the purchase price, those shares that are tendered by stockholders agreeing to accept the purchase price determined in the Offer will be deemed to be tendered at the minimum price of $14.00 per share. See Section 7 for recent market prices for the shares.

If tendering stockholders wish to indicate a specific price (in multiples of $0.50) at which their shares are being tendered, they must check the applicable price box in the section of the Letter of Transmittal captioned “Price (in Dollars) Per Share at Which Shares Are Being Tendered.” Tendering stockholders should be aware that this election could mean that none of their shares will be purchased if the price selected by the stockholder is higher than the purchase price we eventually select after the Expiration Time.

A stockholder who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. The same shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. In case of withdrawal, stockholders who tendered multiple prices pursuant to multiple Letters of Transmittal must comply with the procedures set forth in Section 4.

We urge stockholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary.

Book-Entry Transfer.    For purposes of the Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery.    The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees.    No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

•        the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•        those shares are tendered for the account of an “eligible institution.”

For purposes hereof, a “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as we describe above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1 and 6 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 6 to the Letter of Transmittal.

Guaranteed Delivery.    If you wish to tender shares under the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

•        your tender is made by or through an eligible institution;

•        a properly completed and duly executed Notice of Guaranteed Delivery, in the form we have provided, is received by the Depositary, as provided below, prior to the Expiration Time; and

•        the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of two business days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with (1) either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message, and (2) all other required documents.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, e-mail transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Stock Options and Other Equity Awards.    Holders of vested but unexercised options to purchase Company shares may exercise such options in accordance with the terms of the stock option plan and tender the shares received upon such exercise in accordance with the Offer. An election to exercise Company stock options is irrevocable, which means that if the shares resulting from exercise are not purchased in the Offer for any reason, as discussed in Section 3 above, the purchaser will continue to hold such shares and will not be given an opportunity to unwind the stock option exercise by the Company.

If a holder of vested stock options wishes to sell shares issuable pursuant to unexercised options, he or she must:

(1)    exercise any such vested options by submitting a written exercise notice to the Company’s stock administrator (as well as the applicable exercise price to the Company and, if applicable, pay any taxes that must be withheld as a result of the exercise) before the Exercise Deadline, and

(2)    submit an election to participate in the Offer prior to the Expiration Time.

If a holder of vested stock options wishes to sell shares in the Offer that were issuable upon exercise of a Company stock option and for any reason (a) he or she fails to properly or timely complete and submit an option exercise notice, and/or (b) he or she fails to pay the applicable exercise price for any option that is exercised (including any necessary tax amounts), in either case, before the Exercise Deadline, then such individual will not be eligible to sell shares subject to such option in the Offer.

Holders of vested but unexercised options should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants and the years left to exercise their options, the range of tender prices, the tax consequences of choosing to exercise any options, and the provisions for pro rata purchases by the Company described in Section 1 above. We strongly encourage holders of vested stock options to discuss the Offer with their tax advisor, broker and/or financial advisor. Holders of unvested and unexercised stock options, unvested stock awards and other restricted equity interests cannot tender such shares or shares represented by such interests.

Return of Unpurchased Shares.    The Depositary will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Tendering Stockholders’ Representation and Warranty; Our Acceptance Constitutes an Agreement.    It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (a) such stockholder has a “net long position” in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all persons participating in the Offer, subject to such Offer participant’s disputing such determination in a court of competent jurisdiction. We reserve the absolute right prior to the expiration of the Offer to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all stockholders or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our reasonable interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all persons participating in the Offer, subject to such Offer participant’s disputing such determination in a court of competent jurisdiction. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions;

provided, however, tendering stockholders may challenge our determinations in a court of competent jurisdiction and tendering stockholders shall not be deemed to have waived any right if such waiver would be impermissible under Section 29(a) of the Exchange Act.

U.S. Federal Backup Withholding.    To prevent the potential imposition of U.S. federal backup withholding (currently, at a rate of 24%) on the gross proceeds payable to a stockholder or other payee pursuant to the Offer, prior to receiving such payments, each stockholder or other payee must submit to the Depositary (or other applicable withholding agent) a correct, properly completed and executed IRS Form W-9 (“Form W-9”) in the case of a U.S. Holder (as defined in Section 13), or IRS Form W-8BEN or IRS Form W-8BEN-E (“Form W-8BEN”), IRS Form W-8IMY (“Form W-8IMY”), IRS Form W-8ECI (“Form W-8ECI”), or other applicable IRS Form W-8 in the case of a Non-U.S. Holder (as defined in Section 13), or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Rather, the amount of backup withholding can be refunded by the IRS or credited against the U.S. federal income tax liability of the person subject to backup withholding, provided the required information is timely furnished to the IRS. Payments of sale proceeds to U.S. stockholders by a broker and payments of dividends generally will be subject to information reporting to the IRS. Stockholders should consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

U.S. Federal Withholding on Payments to Non-U.S. Holders.    As described in Section 13, the U.S. federal income tax treatment of the receipt of cash in exchange for shares pursuant to the Offer will depend upon facts that are unique to each Non-U.S. Holder (as defined in Section 13). Accordingly, in compliance with U.S. federal income tax laws, Non-U.S. Holders should expect that the applicable withholding agent will withhold U.S. federal withholding tax from the gross proceeds payable to a Non-U.S. Holder pursuant to the Offer at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty), unless an exemption from withholding is applicable because such gross proceeds are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required pursuant to an applicable income tax treaty, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States). In order to claim a reduction in the rate of, or an exemption from, such withholding tax, a Non-U.S. Holder must deliver to the applicable withholding agent a correct, properly completed and executed Form W-8BEN (with respect to income tax treaty benefits) or Form W-8ECI (with respect to amounts effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States) claiming such reduced rate or exemption. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld (i) if such Non-U.S. Holder meets one of the Section 302 Tests (described in Section 13) or (ii) if such Non-U.S. Holder is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Lost Certificates.    If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should promptly notify the Depositary at (800) 546-5141. The Depositary will instruct the stockholder as to the steps that must be taken in order to replace the certificates.

Tax Consequences of Exercise of Vested Options.    If an optionholder exercises a vested NSO, such optionholder will recognize ordinary income equal to the excess of (a) the fair market value of the NSO shares on the exercise date over (b) the exercise price paid for those shares. The optionholder’s election to participate in the Offer will not alter this result. Employees will be subject to withholding for federal income tax, employment taxes and any applicable state and local taxes required to be withheld from wages on such amount. Any difference between (a) the total sale price of those shares and (b) the fair market value of those shares at the time of exercise generally is expected to be treated as capital gain or loss (long-term if you had held the shares more than one year; otherwise, short-term).

Important Note:    If an optionholder is a citizen or tax resident or subject to the tax laws of more than one country, there might be additional or different tax and social insurance consequences that may apply to such individual.

4.      Withdrawal Rights

Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time, unless we extend the Offer for all shares. You may also withdraw your previously tendered shares at any time after 5:00 p.m., Eastern Time, on May 28, 2025, unless such shares have been accepted for payment as provided in the Offer.

For a withdrawal to be effective, a written notice of withdrawal must:

•        be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•        specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If a stockholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the stockholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all persons participating in the Offer, subject to such Offer participant’s disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares under the Offer as a result of a failure of a condition disclosed in Section 6, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5.      Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will (1) determine a single per share purchase price we will pay for the shares properly tendered and not properly withdrawn before the Expiration Time, taking into account the number of shares tendered and the prices specified by tendering stockholders, and (2) subject to certain limitations and legal requirements, decide whether to accept for payment up to an additional 2% of our outstanding shares (or approximately 435,813 additional shares), properly tendered at prices at or below the purchase price, and not properly withdrawn before the Expiration Time. In exercising this right, we may increase the purchase price to allow us to purchase all such additional shares.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the proration provisions of this Offer, shares that are properly tendered at or below the purchase price selected by us and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the per share purchase price for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

•        certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at the book-entry transfer facility,

•        a properly completed and duly executed Letter of Transmittal, or, in the case of a book-entry transfer, an agent’s message, and

•        any other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares to the tendering stockholder at our expense promptly after the Expiration Time or termination of the Offer.

Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 6.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

Any tendering stockholder or other payee and that fails to properly complete, sign and return to the Depositary the IRS Form W-9 included with the Letter of Transmittal or the applicable IRS Form W-8 may be subject to required U.S. federal withholding on the gross proceeds paid to the stockholder or other payee pursuant to the Offer. In addition, any Non-U.S. Holder (as defined herein) may be subject to U.S. federal backup withholding at a rate of 30% on the gross proceeds paid pursuant to the Offer, unless the Depositary determines that a reduced or zero rate of withholding is applicable pursuant to an applicable tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States. See Section 3 and Section 13.

6.      Conditions of the Tender Offer

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f)(5) under the Exchange Act (which requires that the issuer making the tender offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer), if prior to the Expiration Time any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any such event or events that are proximately caused by our action or failure to act), make it inadvisable to proceed with the Offer or with acceptance for payment:

•        there has occurred any change in the general political, market, economic or financial conditions in the United States or abroad that we deem is reasonably likely to materially and adversely affect our business or the trading in the shares, including, but not limited to, the following:

•        any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;

•        a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States;

•        the commencement or escalation of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States;

•        a decrease of more than 10% in the market price for our shares or in the general level of market prices for equity securities in the Dow Jones Industrial Average, the NYSE Composite Index, the NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index, measured from the close of trading on March 31, 2025; or

•        in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

•        any change (or condition, event or development involving a prospective change) has occurred in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, that, in our reasonable judgment, does or is reasonably likely to have a material adverse effect on us or any of our subsidiaries or affiliates, taken as a whole, or we have become aware of any fact that, in our reasonable judgment, does or is reasonably likely to have a material adverse effect on the value of the shares;

•        legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect us or any of our affiliates;

•        there has been threatened in writing, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

•        challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

•        seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares;

•        seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the shares, including, but not limited to, the right to vote the shares purchased by us on all matters properly presented to our stockholders; or

•        otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, or the value of the shares;

•        any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•        indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder;

•        could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

•        otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses or results of operations of us or any of our subsidiaries or affiliates, taken as a whole;

•        a tender or exchange offer for any or all of our outstanding shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been proposed, announced or made by any person or entity or has been publicly disclosed;

•        we learn that:

•        any entity, “group” (for purposes of the conditions of the Offer, as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent publicly disclosed in a Schedule 13D or Schedule 13G filed with the SEC before April 3, 2025);

•        any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC before April 3, 2025 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 1% or more of our outstanding shares;

•        any new group has been formed that beneficially owns more than 5% of our outstanding shares (options for and other rights to acquire shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);

•        any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our assets or securities or our subsidiaries’ assets or securities; or

•        any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer has not been obtained on terms satisfactory to us in our reasonable discretion; or

•        we determine that the consummation of the Offer and the purchase of the shares is reasonably likely to cause the shares to be subject to delisting from NASDAQ.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions (other than conditions that are proximately caused by our action or failure to act), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participant’s disputing such determination in a court of competent jurisdiction. The Company does not have any alternative financing arrangements or alternative financing plans in the event the primary financing plans fall through.

7.      Price Range of the Shares

The shares are traded on the Nasdaq Global Market under the symbol “PAMT”. The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported by NASDAQ, based on published financial sources.

Fiscal Year Ended December 31, 2023	As Reported by NASDAQ
	High	Low
First Quarter	$31.3624	$24.4101
Second Quarter	28.82	21.5632
Third Quarter	27.18	20.39
Fourth Quarter	22.69	15.66
Fiscal Year Ended December 31, 2024	High	Low
First Quarter	$22.29	$14.99
Second Quarter	18.49	13.51
Third Quarter	22.88	15.97
Fourth Quarter	23.70	14.77
Fiscal Year Ended December 31, 2025	High	Low
First Quarter	$17.39	$12.11

On March 31, 2025, the reported closing price of the shares quoted on NASDAQ was $12.14 per share. We urge stockholders to obtain a current market price for the shares before deciding whether and at what purchase price or purchase prices to tender their shares.

8.      Source and Amount of Funds

Assuming that 435,000 shares are purchased in the Offer at the maximum purchase price of $17.00 per share, the aggregate purchase price will be approximately $7.4 million. Assuming that an additional amount of shares above the maximum of 435,000 shares are tendered in the Offer at the maximum purchase price of $17.00 per share and we exercise in full our right to purchase an additional number of shares up to 2% (approximately 435,813 shares) of our outstanding shares, the aggregate purchase price will be approximately $14.8 million. We anticipate that we will pay for the shares tendered in the Offer, as well as paying related fees and expenses, from our cash and cash equivalents, but we may utilize funds borrowed under our existing line of credit.

Our existing line of credit agreement with First Horizon Bank provides for maximum borrowings of $60.0 million and contains certain restrictive covenants that must be maintained by the Company on a consolidated basis. Amounts outstanding under the line of credit bear interest at Term SOFR (determined as of the first day of each month) plus 1.85% (6.42% at December 31, 2024), are secured by our accounts receivable and mature on July 1, 2027. The amended credit facility establishes an “unused fee” of 0.25% if average borrowings are less than $18.0 million. Monthly payments of interest are required under this agreement. Also, under the terms of the agreement the Company is required to maintain a minimum level of financial stability by meeting various metrics as defined in the debt covenants. The Company was in compliance with all provisions under this agreement throughout 2024. At December 31, 2024, we had no outstanding borrowings against the line of credit and approximately $0.2 million of outstanding letters of credit, with availability to borrow $59.8 million. We plan to repay any amounts borrowed under our line of credit in connection with the purchase of the shares in this Offer through cash received from our operations in the ordinary course of business.

We will utilize a portion of our existing cash in connection with the Offer and, as a result, will have reduced liquidity. However, we believe that, after the Offer is completed, our then-available cash, cash equivalents and short-term investments, cash flow from operations and access to capital will continue to provide us with adequate financial resources to meet our working capital requirements and to fund capital expenditures as well as to engage in strategic activities. This Offer is not subject to any financing condition.

9.      Information About PAMT CORP

We are a holding company that owns subsidiaries engaged in providing truckload dry van carrier transporting general commodities throughout the continental United States, as well as in certain Canadian provinces. We also provide transportation services in Mexico under agreements with Mexican carriers. Our freight consists primarily of automotive parts, expedited goods, consumer goods, such as general retail store merchandise, and manufactured goods, such as heating and air conditioning units.

PAMT CORP (formerly P.A.M. Transportation Services, Inc.) is a holding company incorporated under the laws of the State of Nevada in November 2024 and previously incorporated under the laws of the State of Delaware in June 1986. We conduct operations and hold assets principally through the following wholly-owned subsidiaries: P.A.M. Transport, Inc., Met Express, Inc., Costar Real Estate Holdings, Inc., Costar Equipment, Inc., Costar Management, Inc., Select CDL Driving School, Inc., Unmoored Realty, LLC, T.T.X., LLC, P.A.M. Cartage Carriers, LLC, Overdrive Leasing, LLC, Choctaw Express, LLC, Choctaw Brokerage, Inc., Transcend Logistics, Inc., Decker Transport Co., LLC, East Coast Transport and Logistics, LLC, S & L Logistics, Inc., P.A.M. International, Inc and P.A.M. Mexico Holdings LLC. Our operating authorities are held by P.A.M. Transport, Inc., Met Express, Inc., P.A.M. Cartage Carriers, LLC, Choctaw Express, LLC, Choctaw Brokerage, Inc., T.T.X., LLC, Decker Transport Co., LLC, and East Coast Transport and Logistics, LLC.

We are headquartered and maintain our primary terminal and maintenance facilities and our corporate and administrative offices in Tontitown, Arkansas, which is located in northwest Arkansas, a major center for the trucking industry and where the support services (including warranty repair services) for most major truck and trailer equipment manufacturers are readily available.

Operations

Our subsidiaries’ operations can generally be classified into truckload services or brokerage and logistics services. This designation is based primarily on the ownership of the asset that performed the freight transportation service. Truckload services are performed by Company divisions that generally utilize Company owned trucks, long-term contractors, or single-trip contractors to transport loads of freight for customers, while brokerage and logistics services coordinate or facilitate the transport of loads of freight for customers and generally involve the utilization of single-trip contractors. Both our truckload operations and our brokerage and logistics operations have similar economic characteristics and are impacted by virtually the same economic factors as discussed below and elsewhere in our reports filed with the SEC. All of the Company’s operations are in the motor carrier segment.

For both operations, substantially all of our revenue is generated by transporting freight for customers and is predominantly affected by the rates per mile received from our customers, equipment utilization, and our percentage of non-compensated miles. These aspects of our business are carefully managed and efforts are continuously underway to achieve favorable results. During the years ended December 31, 2024 and 2023, truckload services operating revenues, before fuel surcharges, represented 67.1%% and 65.3% of total operating revenues, excluding fuel surcharges, respectively. The remaining revenues, excluding fuel surcharges, were generated from our brokerage and logistics services.

The main factors that impact our profitability on the expense side are costs incurred in transporting freight for our customers. Currently, our most challenging costs include fuel, driver recruitment, training, wage and benefit costs, independent broker costs (which we record as purchased transportation), insurance, maintenance and capital equipment costs.

Our objective is to provide our customers with a comprehensive solution to their truckload transportation needs. Our array of asset-based service offerings consist of dedicated, expedited, automotive, local, regional, and long-haul truckload services. Our brokerage and logistics solutions offer similar services but utilize third-party equipment to expand available capacity. Our area of service includes the continental United States, Mexico and to a lesser degree Canada.

Revenue Equipment

On December 31, 2024, we operated a fleet of 2,222 trucks, which includes 519 independent contractor trucks, and 8,703 trailers. Our company-owned trucks and leased trucks are late model, well-maintained, premium trucks, which we believe help to attract and retain drivers, maximize fuel efficiency, promote safe operations, minimize maintenance and repair costs, and improve customer service by minimizing service interruptions caused by breakdowns. The average age of our trucks and trailers as of December 31, 2024 was 2.6 years and 6.3 years, respectively. We evaluate our equipment purchasing decisions based on factors such as initial cost, useful life, warranty terms, expected maintenance costs, fuel economy, driver comfort, customer needs, manufacturer support, and resale value. During 2025, we expect to purchase approximately 293 new trucks and 300 new trailers while continuing to sell or trade older equipment that has reached the end of its life cycle.

We contract with owner-operators to provide greater flexibility in responding to fluctuations in consumer demand. Owner-operators provide their own trucks and are contractually responsible for all associated expenses, including financing costs, fuel, maintenance, insurance, and taxes, among other things. They are also responsible for maintaining compliance with the Federal Motor Carrier Safety Administration regulations.

Human Capital Resources

At December 31, 2024, we employed 2,304 persons, of whom 1,520 were drivers, 292 were maintenance personnel, 236 were employed in operations, 68 were employed in marketing, 118 were employed in safety and personnel, and 70 were employed in general administration and accounting. None of our employees is represented by a collective bargaining unit and we believe that our employee relations are good.

At December 31, 2024, we also had 447 independent contractor drivers under contract who were compensated on a per mile basis. Drivers are paid for an array of services, including calculated miles driven, loading and unloading, additional stops, detention and layovers, among other things.

We contract with independent contractors to supply one or more trucks and drivers for our use. Independent contractors must pay their own truck expenses, fuel, maintenance, insurance, and driver costs. They must meet and operate within our guidelines with respect to safety. We have a lease-purchase program whereby we offer independent contractors the opportunity to lease a truck, with the option to purchase the truck at the end of the lease term. We believe our lease-purchase program has contributed to our ability to attract and retain independent contractors. At December 31, 2024, our lease-purchase program had 395 trucks available for use, with approximately 395 drivers participating in the program.

Diversity and Inclusion.    We believe diversity, equity, and inclusion are critical to our ability to win in the marketplace and enable our workforce and communities to succeed. Specifically, having a diverse and inclusive workplace allows us to attract and retain the best employees to deliver results for our shareholders. A qualified, diverse, and inclusive workforce also helps us represent the broad cross-section of ideas, values, and beliefs of our employees, customers, and communities. Our commitment to diversity and inclusion means that we will continue to strive to establish and improve an inclusive workplace environment where employees from all backgrounds can succeed and be heard.

Employee Health and Safety.    We are committed to being an industry leader in health and safety standards. The physical health, wellbeing, and mental health of our employees is crucial to our success. In addition to strict application screening and drug testing, before being permitted to operate a vehicle, our drivers must undergo classroom instruction on our policies and procedures, safety techniques as taught by the Smith System of Defensive Driving, and the proper operation of equipment, and must pass both written and road tests. Instruction in defensive driving and safety techniques continues after hiring, with seminars at several of our terminals. At December 31, 2024, we employed 96 persons on a full-time basis in our driver recruiting, training and safety instruction programs.

Talent Acquisition, Retention and Development.    We continually strive to hire, develop and retain the top talent in our industry. Critical to attracting and retaining top talent is employee satisfaction, and we regularly implement programs to increase employee satisfaction. We reward our employees by providing competitive compensation, benefits and incentives throughout all levels in our organization, including for our drivers. Drivers can earn bonuses by recruiting other qualified drivers who become employed by us, and both cash and non-cash prizes are awarded for achieving certain safety, productivity and fuel efficiency goals.

Intense competition in the trucking industry for qualified drivers has resulted in additional expense to recruit and retain an adequate supply of drivers and has had a negative impact on the industry. Our operations have also been impacted and we have occasionally experienced under-utilization and increased expenses due to a shortage of qualified drivers. Therefore, we place a high priority on the recruitment and retention of an adequate supply of qualified drivers.

Our truck fleet averages 2.6 years old, keeping our drivers safe, comfortable, and on the road. With many dedicated and over-the-road assignments, we allow our drivers to select routes that fit their lifestyles.

Where You Can Find More Information

We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning directors and officers, their remuneration, restricted or unrestricted shares granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in our annual reports on Form 10-K or in proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer. You may access and read our SEC filings, including the complete Schedule TO, all of the exhibits to it, and the documents incorporated therein by reference through the SEC’s website at www.sec.gov.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The Offer incorporates by reference the documents listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the SEC. These documents contain important information about us.

(a)     Our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 12, 2025.

(b)    Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on September 20, 2024.

Any statement contained in a document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent such statement is modified or superseded in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC’s website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You may request a copy of these filings at no cost, by writing or calling us at:

PAMT CORP
297 West Henri De Tonti Blvd.
Tontitown, Arkansas 72770
Attn: Corporate Secretary
(479) 361-9111

Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. You can find additional information by visiting our website at: https://www.pamtransport.com. Information contained on our website is not part of, and is not incorporated into, this Offer.

10.    Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

As of March 31, 2025, we had 21,790,658 issued and outstanding shares. The 435,000 shares we are offering to purchase under the Offer represent approximately 2.0% of the total number of issued and outstanding shares as of March 31, 2025.

Matthew T. Moroun is the Chairman of our Board of Directors, and his son, Mr. Matthew J. Moroun, is also a director. As of March 31, 2025, Matthew T. Moroun and trusts for the benefit of members of the Moroun family, of which Matthew T. Moroun is trustee, beneficially and collectively own 16,005,500 shares of our common stock, or approximately 73.45% of the total number of our issued and outstanding shares. In his capacity as trustee of these family trusts, Matthew T. Moroun holds investment power over the shares of our common stock held by these family trusts. Frederick P. Calderone, a member of our Board of Directors, is the special trustee of certain of these family trusts, and in that capacity, he exercises voting power over the shares held by such trusts, while Mr. Moroun exercises voting power over the shares held by the other family trust of which he is trustee. The special trustee serves at the discretion of the trustee of the trusts, and members of the Moroun family are the beneficiaries of the family trusts. Messrs. Moroun and Calderone have entered into a voting agreement under which Mr. Moroun agreed to vote the shares of our common stock over which he exercises voting power in accordance with and in the same manner as Mr. Calderone votes the shares of our common stock held by the family trusts over which the special trustee exercises voting power. Therefore, votes cast on behalf of the family trusts control any action requiring the general approval of our stockholders, including the election of our board of directors, the adoption of amendments to our certificate of incorporation and bylaws, and the approval of any merger or sale of substantially all of our assets.

Our directors and executive officers as a group, including Messrs. Matthew T. and Matthew J. Moroun (ten persons), beneficially own an aggregate of 16,147,032 shares, or approximately 74.10% of the total issued and outstanding shares. Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. As a result, the proportional holdings of the trusts for the benefit of members of the Moroun family will increase to approximately 74.95%, and the proportional holdings of our directors and executive officers as a group will increase to approximately 75.61% of the total number of our issued and outstanding shares as of March 31, 2025, assuming that we purchase 435,000 shares in the Offer.

After termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer.

As of March 31, 2025, Dimension Fund Advisors LP is the only person or organization, other than the Moroun family, known to us to hold more than 5% of our common stock, beneficially owning shares which in the aggregate represent approximately 6.20% of the total number of issued and outstanding shares. We have no information as to whether Dimensional Fund Advisors will participate in the Offer. Assuming we purchase 435,000 shares in the Offer, and that Dimensional Fund Advisors does not tender any shares in the Offer, the aggregate percentage beneficial ownership of this entity would be approximately 6.33%.

The table below provides the aggregate number and percentage of shares of our common stock that are beneficially owned as of March 31, 2025, by each person or organization known to us that beneficially owns more than 5% of our outstanding shares, each of our current directors and named executive officers, and our directors and named executive officers as a group. The percentage beneficial ownership of each such beneficial owner as of March 31, 2025, after giving effect to the Offer, appears in the last column of the table, assuming we purchase

435,000 shares in the Offer and the person listed does not tender any shares in the Offer. Unless otherwise indicated, the address of each stockholder, director, or officer listed in the table below is c/o PAMT CORP, 297 West Henri De Tonti Blvd., Tontitown, Arkansas 72770.

Name or Group of Beneficial Owner	Prior to the Offer		After the Offer
	Shares Beneficially Owned(1)	Percent of Class(2)	Percent of Class(2)(3)
5% Stockholders:
Dimensional Fund Advisors LP(4)	1,351,428	6.20%	6.33%
Directors and Named Executive Officers:
Michael D. Bishop	3,234	*	*
Frederick P. Calderone(5)	10,636	*	*
W. Scott Davis	56,196	*	*
Edwin J. Lukas	5,082	*	*
Franklin H. McLarty	8,962	*	*
H. Pete Montaño	4,098	*	*
Matthew J. Moroun(6)	3,604	*	*
Matthew T. Moroun(7)	16,005,500	73.45%	74.95%
Lance K. Stewart	12,048	*	*
Joseph A. Vitiritto	41,276	*	*
Directors and named executive officers as a group	16,147,032	74.10%	75.61%

____________

*        Denotes less than one percent.

(1)      The number of shares beneficially owned includes any shares over which the person has sole or shared voting power or investment power and also any shares that the person can acquire within 60 days of March 31, 2025, through the exercise of any stock option or other right, as well as any unvested shares pursuant to restricted stock awards that vest within 60 days of March 31, 2025. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his spouse) over the shares set forth in the table.

(2)      The percentages shown are based on the 21,790,658 shares of our common stock outstanding as of March 31, 2025, plus the number of shares that the named person or group has the right to acquire within 60 days of March 31, 2025. For purposes of computing the percentage of outstanding shares of common stock held by each person or group, any shares the person or group has the right to acquire within 60 days of March 31, 2025 are deemed to be outstanding with respect to such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person or group.

(3)      Assumes that 435,000 shares are purchased in the Offer and no shares are tendered by the listed person or group.

(4)      Based upon the beneficial owner’s most recent Schedule 13G/A, dated February 9, 2024, filed by Dimensional Fund Advisors LP, a Delaware limited partnership, which indicates that as of December 29, 2023, Dimensional Fund Advisors LP had sole voting power with respect to 1,326,909 shares and sole dispositive power with respect to 1,351,428 shares as an investment advisor or manager to investment companies, trusts and separate accounts that own the reported shares. Dimensional Fund Advisors LP had no shared voting or dispositive power with respect to the reported shares. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746. We make no representation as to the accuracy or completeness of the information reported.

(5)      Does not include the 10,427,848 shares beneficially owned by the 2020 Irrevocable Lindsay S. Moroun Trust (the “2020 Lindsay Moroun Trust”) or the 306,048 shares beneficially owned by the 2020 Irrevocable Agnes Anne Moroun Trust (the “2020 AAM Trust”). Mr. Calderone serves as special trustee of these trusts with sole voting power over the shares held by each trust, and Matthew T. Moroun serves as trustee of each of these trusts with investment power over the shares held by each trust. Mr. Calderone disclaims beneficial ownership of the shares held by these trusts, and this disclosure shall not be deemed an admission that Mr. Calderone is the beneficial owner of such shares.

(6)      Does not include the 5,268,000 shares beneficially owned by the Grantor Trust for Matthew T. Moroun and DuraRock Underwriters, Ltd. (the “Moroun Grantor Trust”), the 10,427,848 shares beneficially owned by the 2020 Lindsay Moroun Trust, or the 306,048 shares beneficially owned by the 2020 AAM Trust.

(7)      Includes the 3,604 shares owned by Mr. Moroun’s son, Matthew J. Moroun, 5,268,000 shares held by the Moroun Grantor Trust, of which Matthew T. Moroun is trustee and a beneficiary, 10,427,848 shares held by the 2020 Lindsay Moroun Trust, of which Matthew T. Moroun is trustee, and 306,048 shares held by the 2020 AAM Trust, of which Matthew T. Moroun is trustee. The business address of Matthew T. Moroun is 12225 Stephens Road, Warren, Michigan 48089.

Equity Incentive Plans

In 2014, our Board of Directors adopted and our stockholders approved the 2014 Amended and Restated Stock Option and Incentive Plan (the “2014 Plan”). The 2014 Plan authorizes grants to our employees, directors, and consultants of awards of stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock units, and unrestricted common stock. A total of 3,000,000 shares of our common stock (as adjusted for the Company’s 2-for-1 forward splits of its common stock paid in August 2021 and March 2022, respectively), subject to adjustments, were reserved for the issuance of stock awards to directors, officers, key employees, and others under the 2014 Plan. The 2014 Plan expired on March 13, 2024, and no further grants may be made under this plan. As of March 31, 2025, a total of 118,092 shares of our common stock are reserved for issuance pursuant to outstanding awards under the 2014 Plan.

On February 15, 2024, our Board of Directors adopted and, on October 31, 2024, our stockholders approved our 2024 Equity Incentive Plan (the “2024 Plan”). The 2024 Plan authorizes us to grant awards of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares and unrestricted shares of common stock to our employees, officers and directors, as well as consultants and advisors. A total of 1,600,000 shares of our common stock, subject to adjustments, are reserved for the issuance of stock awards under the 2024 Plan. The 2024 Plan is administered by our Board of Directors, which, at its discretion or as legally required, may delegate such administration to our Compensation Committee or one or more additional committees. The 2024 Plan will expire on August 1, 2034. As of March 31, 2025, a total of 100,000 shares of our common stock are reserved for issuance pursuant to outstanding awards and 1,500,000 shares remain available for future awards under the 2024 Plan.

Pursuant to a compensation program for our non-employee directors adopted by the Board of Directors in 2023, each of our non-employee directors is entitled to an annual retainer of $50,000 ($100,000 for the Chairman of the Board) and may elect to receive up to $15,000 of the first semi-annual installment of such retainer in the form of unrestricted shares of our common stock. In May 2024, we granted 2,130 shares of common stock to the non-employee directors who elected to receive shares as part of their annual retainer. We anticipate granting additional unrestricted shares of our common stock in May 2025 to those of our non-employee directors who elect to receive shares as part of their 2025 annual retainer in accordance with this director compensation program.

No restricted shares of our common stock were granted to our executive officers in 2024. On January 27, 2025, we granted 32,500 and 20,000 restricted stock units representing shares of our common stock to our Chief Executive Officer, Joseph A. Vitiritto, and our Chief Financial Officer, Lance K. Stewart, respectively. These share units vest in their entirety on the fourth anniversary of the grant date. As of March 31, 2025, Mr. Vitiritto has outstanding unvested equity awards representing a total of 141,142 shares of our common stock. These awards vest in installments of 20,000 shares on August 18, 2027, 40,000 shares each on August 18, 2025 and 2026, 2,172 shares on February 9, 2026, 3,235 shares each on February 9, 2026 and 2027, and 32,500 shares on January 27, 2029, each subject to his continued employment. As of March 31, 2025, Mr. Stewart has outstanding unvested equity awards representing a total of 21,859 unvested restricted shares of our common stock. These awards vest in installments of 649 shares on February 9, 2026, 605 shares each on February 9, 2026 and 2027, and 20,000 shares on January 27, 2029, each subject to his continued employment. As of March 31, 2025, our executive officers have no stock options outstanding.

Employment Agreements

We entered into an employment agreement with our President and Chief Executive Officer, Joseph A. Vitiritto, on August 4, 2020. Mr. Vitiritto currently earns an annual salary of $628,160. Under the terms of his employment agreement, Mr. Vitiritto is eligible to earn an annual cash bonus as determined by the Board of Directors. The terms of the agreement provide that such bonus will be paid in five annual installments of 20% each beginning in the year following the year in which the bonus was earned, subject to his continued employment or retirement after reaching age 65. However, as described in “Annual Incentive Awards” below, the Board of Directors has elected to pay Mr. Vitiritto’s bonus amounts earned since fiscal year 2021 either in full following completion of the performance period or in larger installments than prescribed by the employment agreement.

We entered into an employment agreement with our Vice President of Finance, Chief Financial Officer and Treasurer, Lance K. Stewart, on July 7, 2023. Pursuant to the agreement, Mr. Stewart currently earns an annual salary of $405,340. Under the terms of the agreement, Mr. Stewart’s performance will be reviewed annually for changes in base compensation and bonus.

Both of the employment agreements include provisions regarding termination of employment and non-compete, non-solicitation and confidentiality obligations to the Company.

Annual Incentive Awards

We have a practice of awarding an annual cash bonus to each of our executive officers as part of his annual compensation. Bonuses are intended to provide executives with an opportunity to receive additional cash compensation, and are based on individual performance and the Company’s performance. The Board of Directors believes this practice provides an incentive for strong financial and operating performance and aligns the interests of management with the interests of our stockholders. Bonuses may be awarded on a discretionary basis or according to pre-determined performance metrics, goals and payout formulas.

Due to the challenging and uncertain operating environment that began in the latter half of 2022, our Board of Directors did not adopt or utilize an annual cash incentive plan for our executive officers based on predetermined performance metrics for 2024 or 2023. For 2024, we awarded discretionary cash bonuses to Mr. Vitiritto and Mr. Stewart of $150,000 and $90,000, respectively, based on their efforts and leadership in continuing to navigate the Company through the ongoing industry-wide freight recession during fiscal year 2024 and position the Company for profitability and growth when the freight market improves. For 2023, we awarded discretionary cash bonuses to Mr. Vitiritto and Mr. Stewart of $150,000 and $80,000, respectively, based on their efforts and leadership in achieving profitable operating results for fiscal year 2023 while navigating an extended freight recession and significant business disruptions from key customers due to the labor strikes at several automotive production facilities in the fourth quarter of 2023 and completing the integration of the former Metropolitan Trucking business acquired in 2022. The terms of these bonuses provide that 50.0% of the bonus was to be paid immediately, while the remaining 50.0% of the bonus will be paid in equal installments during each of the next two succeeding years, subject to continued employment with the Company. The immediate portion of the bonus was paid in February immediately following the year in which the bonus was earned.

Potential Payments Upon Termination or Change In Control

Generally, employment agreements that we enter into with any of our executive officers provide for payments that may be made to the executive officers following termination of their employment. These potential payments for any employment agreement currently in effect are discussed below. We do not have any agreements or plans that provide for payments to any of our executive officers based on the occurrence of a change in control of the Company.

No Payments If There Is a Termination for Just Cause.    In the event that one of our executive officers is terminated for just cause, including conviction of a crime, moral turpitude, gross negligence in the performance of duties, intentional failure to perform duties, insubordination, or dishonesty, we would have no obligation to pay base salary or benefits beyond the last day worked.

Payments Upon Death.    In the event of the death of one of our executive officers, we would pay the executive officer the base salary through the date of death. Upon death, Mr. Vitiritto would be entitled to receive any deferred bonus earned buy not yet paid.

Payments Upon Disability.    In the event that an executive officer becomes disabled and is unable to perform their duties, we may terminate their employment. If the executive’s employment is terminated due to disability, he is entitled to receive his base salary and benefits for three months following the date of disability and any deferred bonus earned but not yet paid.

Payments Upon Termination Based on Our Best Interest.    In the event that an executive officer is terminated by our Board of Directors based upon a determination that such action would serve the Company’s best interest, we would generally have no obligation to pay base salary or benefits beyond the last day worked. However, Mr. Vitiritto would be entitled to receive base salary and COBRA benefits for a period of 60 weeks. Mr. Stewart would be entitled to receive base salary for a period of four months following the termination of employment in the Company’s best interest. If the Board of Directors elects to extend Mr. Stewart’s covenant not to compete for one year, Mr. Stewart will be entitled to receive base salary for a period of 12 months.

Payments Upon Resignation, Including Retirement.    Our executive officers have the right to resign by providing written notice of the intent to resign. Mr. Vitiritto must provide six months written notice, and Mr. Stewart must provide four months written notice. Following such notice, we may terminate the executive’s employment before the end of the notice period. In the event an officer resigns with the required notice or is terminated following such notice, the executive officer would be entitled to receive base salary through the end of the notice period.

Obligations of Executive Officers.    Under our existing employment agreements and certain restricted stock award agreements, our executive officers have agreed not to compete with, or solicit or retain business that is competitive with, our business, or that of specified affiliates of our Chairman and controlling stockholder, Mr. Matthew T. Moroun, for a specified period after employment with us terminates. The duration of the non-compete period is one year for Mr. Vitiritto and six months for Mr. Stewart. We have the right to extend the non-compete period for Mr. Stewart for an additional 12 months, in which case Mr. Stewart will be entitled to receive his monthly base salary for the full extended period. In addition, Mr. Stewart has agreed not to solicit or accept business that is competitive with us or certain of our affiliates for two years after his employment with us terminates. In the event that Mr. Stewart is terminated because such termination is in the best interest of the Company, the duration of his covenant not to solicit or accept competitive business will be for a period of four months and can be extended for one year, in which case Mr. Stewart will be entitled to receive base salary for a period of 12 months. Mr. Vitiritto and Mr. Stewart have also agreed that they will not, for a period of 24 months after termination, encourage, solicit or otherwise attempt to persuade any of our employees or any employees of the specified affiliates to leave our employment or employment with the specified affiliates. If an executive officer were to hire an employee from us or a specified affiliate during the restricted period, the executive officer has agreed to pay us or our affiliate 30% of the employee’s first year’s gross compensation. Under the employment agreements, our executive officers have also agreed to maintain the confidentiality of our proprietary information.

Equity Awards.    The terms of the award agreements for the restricted shares and restricted stock units granted to Messrs. Vitiritto and Stewart provide that all unvested shares will be forfeited at the time of termination. However, upon termination of the executive’s continuous service due to the executive’s voluntary retirement after reaching age 65, the Board of Directors or its Compensation Committee may, in its discretion, accelerate the vesting of any unvested awards. The terms of the awards granted to Messrs. Vitiritto and Stewart since February 2022 also provide that the Company will be entitled to recover an amount equal to 60% of the value realized under the award if the executive violates the non-compete and non-solicitation covenants in his employment agreement.

Transactions with Related Persons

We have a written policy requiring that our Audit Committee review and approve related person transactions that involve us and are of the type that are required to be disclosed in our proxy statement by SEC rules. A transaction may be a related person transaction if any of our directors, executive officers, owners of more than 5% of our common stock, or their immediate family have a material interest in the transaction and the amount involved exceeds $120,000. The policy authorizes the Audit Committee to approve a related person transaction if it determines that the transaction is at least as favorable to us as could have been obtained if the transaction had been with a person who is not related to us or is in our best interest.

Mr. Matthew T. Moroun is Chairman of our Board of Directors and Chairman of the Compensation Committee and the Executive Committee of our Board of Directors. His son, Mr. Matthew J. Moroun, is also a member of our Board of Directors. Although neither of them is an officer of the Company, certain Moroun family trusts beneficially own a majority of our outstanding shares. Mr. Matthew T. Moroun is trustee of these trusts with investment authority over the shares in the trusts. Messrs. Matthew T. and Matthew J. Moroun also exercise significant influence over the management and operating policies of other family-owned businesses engaged in transportation, insurance, business services, and real estate development and management. Subject to our Audit Committee’s review and approval, through our various subsidiaries we transact business with these affiliates in the ordinary course of business.

During 2024, companies owned or controlled by the Moroun family paid us a total of $11,788,905. These payments represent insurance claims payments of $380,875, freight transportation charges of $9,434,729, equipment leases payments of $350,019, reimbursement for Mexico operational expenses provided by a shared third-party service provider of $1,425,117, real estate rent and upkeep of $191,635 and payments for the purchase of used company vehicles of $6,530.

During 2024, we made payments to certain Moroun-affiliated companies in the aggregate amount of $33,424,726. These payments are described below.

We made payments of $3,477,583 for purchases of trailing equipment and $9,555,046 for equipment parts and maintenance services to Moroun-affiliated companies during 2024.

Payments of $1,349,261 were made for real estate leases during 2024 which include maintenance facilities in one state and trailer drop yards in multiple states. The leases are generally month-to-month leases with automatic monthly renewal provisions.

Payments of $98,131 were made for bulk fuel purchases during 2024. Payments in the amount of $706,690 were made for management and payroll services and software during 2024.

We made payments to a Moroun-affiliated insurance company during 2024 in the amount of $2,412,326 for insurance premiums paid pursuant to agreements to provide insurance coverage to certain of our independent contractors. These agreements include physical damage insurance coverage which is purchased through an unaffiliated insurance broker, but written by a subsidiary of a Moroun-affiliated insurance company. The underlying agreements are made directly with the independent contractors. The full amount of these payments are recouped by us from the independent contractors. During 2024, we received $380,875 in payments for claims filed. We secure coverage for commercial auto and general liability insurance through a Moroun-affiliated company. We also purchase workers compensation insurance coverage written by a subsidiary of a Moroun-affiliated insurance company. In 2024, we made premium payments of $15,825,688 for commercial auto liability, general liability and workers’ compensation coverage under these policies.

During 2023, Moroun-affiliated companies paid us a total of $8,120,949. These payments represent insurance claims payments of $885,108, freight transportation charges of $5,884,627, equipment leases payments of $333,189, reimbursement for Mexico operational expenses provided by a shared third-party service provider of $768,011, real estate rent and upkeep of $239,021, payments for the purchase of used company vehicles of $10,817 and payments for parts and repairs of $176.

During 2023, we made payments to certain Moroun-affiliated companies in the aggregate amount of $29,448,284. These payments are described below.

We made payments of $1,137,583 for purchases of trailing equipment and $8,063,600 for equipment parts and maintenance services to Moroun-affiliated companies during 2023.

Payments of $1,540,102 were made for real estate leases during 2023 which include maintenance facilities in one state and trailer drop yards in multiple states. The leases are generally month-to-month leases with automatic monthly renewal provisions.

Payments of $26,232 were made for bulk fuel purchases during 2023. Payments in the amount of $865,858 were made for management and payroll services and software during 2023.

We made payments to a Moroun-affiliated insurance company during 2023 in the amount of $1,992,515 for insurance premiums paid pursuant to agreements to provide insurance coverage to certain of our independent contractors. The underlying agreements are made directly with the independent contractors. The full amount of these payments are recouped by us from the independent contractors. We also purchased physical damage insurance coverage on our tractors and trailers through an unaffiliated insurance broker, which is written by a subsidiary of a Moroun-affiliated insurance company. During 2023, we received $885,108 in payments for claims filed. We secure coverage for commercial auto and general liability insurance through a Moroun-affiliated company. We also purchase workers compensation insurance coverage written by a subsidiary of a Moroun-affiliated insurance company. In 2023, we made premium payments of $15,822,394 for commercial auto liability, general liability and workers’ compensation coverage under these policies.

In July 2023, we repurchased 24,934 shares of our common stock from our former Chief Financial Officer, Allen W. West, for a total purchase price of $641,552.

We believe that substantially all of the above transactions were entered into on terms at least as favorable to us as could have been obtained from persons who were not related to us, and each of the transactions was in our best interest. Our operating subsidiaries continue to enter into transactions with Moroun-affiliated entities in 2025 that are similar to those disclosed in this Offer to Purchase.

Recent Securities Transactions

On or about February 9, 2025, we issued an aggregate of 8,124 shares of our common stock to our executive officers and certain key employees, net of shares withheld for taxes, upon the vesting of annual installments of certain outstanding equity incentive awards. Based on our records and on information provided to us by our directors, executive officers, affiliates, and subsidiaries, neither we nor any of our affiliates, subsidiaries, directors, or executive officers have effected any other transactions involving shares of our common stock during the 60 days prior to April 3, 2025.

11.    Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act

Our purchase of shares under the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of stockholders. As a result, trading of a relatively small volume of the shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

We believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of NASDAQ, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from NASDAQ. The Offer is conditioned upon there not being any reasonable likelihood, in our reasonable judgment, that the consummation of the Offer and the purchase of shares will cause the shares to be subject to delisting from NASDAQ. See Section 6.

The shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under the Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of our stockholders. The Company currently meets the eligibility requirements for deregistration of the shares under the Exchange Act due to our having fewer than 300 holders of record of our common stock. Our shares will continue to be eligible for deregistration under the Exchange Act following our purchase of shares under the Offer. However, we have no present plans to terminate the registration of the shares under the Exchange Act or to discontinue complying with the Commission’s proxy rules and other requirements to furnish information to our stockholders, and we do not anticipate any such plans in the foreseeable future.

12.    Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any domestic, foreign or supranational government or governmental, administrative or regulatory authority or agency that would be required for the acquisition or ownership of shares by us as contemplated by the Offer that is material to the success of the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action if practicable within the time period contemplated by the Offer. We are unable to predict whether we will be required to delay the acceptance of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for shares are subject to conditions. See Section 6.

13.    Certain Material U.S. Federal Income Tax Consequences of the Offer to U.S. Holders

The following is a discussion of certain U.S. federal income tax consequences of a sale of shares pursuant to the Offer. The Offer will have no U.S. federal income tax consequences to owners that do not tender any shares in the Offer. This discussion applies only to shares held as capital assets for U.S. federal income tax purposes and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the net investment income tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

•        financial institutions;

•        insurance companies;

•        dealers or traders subject to a mark-to-market method of accounting with respect to shares;

•        persons holding shares as part of a “straddle,” hedge, integrated transaction or similar transaction;

•        persons holding shares received as compensation (including shares acquired upon the exercise of options);

•        U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•        partnerships or other pass-through entities for U.S. federal income tax purposes; and

•        tax-exempt entities.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, any of which may be changed subsequent to the date of this Offer, possibly on a retroactive basis, and any such changes may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes.

You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

U.S. Holders

This section applies to you if you are a “U.S. Holder.” A U.S. Holder is a beneficial owner of shares that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•        an estate which is subject to U.S. federal income taxation regardless of its source; or

•        a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

Characterization of the Repurchase of Shares Pursuant to the Offer.    A repurchase of shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The sale of shares by a U.S. Holder pursuant to the Offer will, depending on such U.S. Holder’s particular circumstances, generally be treated, for U.S. federal income tax purposes, as a sale or exchange or as a distribution from us.

Under section 302 of the Code, a sale of shares pursuant to the Offer generally will be treated as a “sale or exchange” if the sale (i) results in a “complete redemption” of all such U.S. Holder’s equity interest in us, (ii) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (together, as described below, the “Section 302 Tests”).

In applying the Section 302 Tests, a U.S. Holder must take into account stock that such U.S. Holder constructively owns under attribution rules set forth in section 318(a) of the Code, pursuant to which the U.S. Holder will be treated as owning shares held by certain family members (except that, in the case of a “complete redemption,” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and our stock that the U.S. Holder has the right to acquire by exercise of an option.

A sale of shares for cash pursuant to the Offer will be a “complete redemption” of a U.S. Holder’s equity interest in us if the U.S. Holder owns none of our shares either actually or constructively (taking into account any effective waivers of attribution from family members) immediately after the sale. A sale of shares for cash pursuant to the Offer will be a substantially disproportionate redemption with respect to a U.S. Holder if the percentage of the then outstanding voting stock owned by such U.S. Holder in us immediately after the sale is less than 80% of the percentage of the voting stock owned by such U.S. Holder in us immediately before the sale. If a sale of shares for cash pursuant to the Offer fails to satisfy either the “complete redemption” or “substantially disproportionate” test, it nonetheless may satisfy the “not essentially equivalent to a dividend” test. A sale of shares for cash pursuant to the Offer will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us. A sale of shares for cash pursuant to the Offer that results in a reduction of the proportionate equity interest in us of a U.S. Holder whose relative equity interest in us is minimal and who does not exercise any control over or participate in the management of our corporate affairs should be treated as “not essentially equivalent to a dividend.” U.S. Holders should consult with their tax advisors regarding the application of the rules of section 302 in their particular circumstances.

Contemporaneous dispositions or acquisitions of shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 Tests have been satisfied and whether gain or loss may be recognized. Each U.S. Holder should be aware that, because proration may occur in the Offer, even if all the shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of such shares may be purchased by us. Thus, proration may affect whether the surrender of shares by a U.S. Holder pursuant to the Offer will meet any of the Section 302 Tests.

Sale or Exchange Treatment.    If any of the Section 302 Tests for “sale or exchange” treatment is met, a U.S. Holder will recognize gain or loss from the sale of the shares for cash equal to the difference between the amount of cash received and such U.S. Holder’s adjusted tax basis in the shares so exchanged. U.S. Holders that acquired different blocks of shares at different times or at different prices will need to calculate their adjusted tax basis in each block of shares tendered and disposed of in the Offer to calculate their gain or loss. The application of these rules to a stockholder that tendered shares acquired at different times or at different prices is complex, and any such stockholder should consult its tax advisor regarding the calculation of its gain or loss on the shares disposed of in the Offer for cash. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares disposed of exceeds one year as of the date of the sale. Long-term capital gains of non-corporate U.S. Holders will generally be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Distribution Treatment.    If none of the Section 302 Tests is met, amounts received by a U.S. Holder pursuant to the Offer will be treated as a distribution with respect to such U.S. Holder’s shares. The distribution will be taxable to the U.S. Holder as a “dividend” to the extent of such U.S. Holder’s allocable share of our available current or accumulated earnings and profits. To the extent the amount of the distribution exceeds the amount treated as a dividend, the excess will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in the relevant shares, and any remaining portion will be treated as capital gain from the sale or exchange of shares. Any such capital gain will be long-term capital gain if the U.S. Holder’s holding period for the shares on the date of the sale exceeds one year. If the amounts received by a U.S. Holder are treated as a “dividend,” the tax basis (after an adjustment for the non-taxable return of capital discussed above) in the shares sold pursuant to the Offer will be added to any remaining shares held by such U.S. Holder. A dividend received by a non-corporate U.S. Holder may be eligible to be treated as “qualified dividend income” and subject to reduced tax rates (subject to applicable requirements, exceptions and limitations). A dividend received by a corporate U.S. Holder may be (i) eligible for a dividends-received deduction (subject to applicable requirements, exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of the Code. U.S. Holders should consult their own tax advisors regarding the U.S. federal tax consequences of the Offer to them in light of their particular circumstances.

We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause us to accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above.

The determination of whether a corporation has current or accumulated earnings or profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits can be determined only at the end of the taxable year. Accordingly, if the sale of shares pursuant to the Offer is treated as a distribution rather than a sale or exchange under the Section 302 Tests, the extent to which such sale is treated as a dividend is unclear.

Non-U.S. Holders

This section applies to you if you are a Non-U.S. Holder. You are a Non-U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of shares that is:

•        a nonresident alien individual;

•        a foreign corporation; or

•        a foreign estate or trust.

You are not a Non-U.S. Holder if you are a nonresident alien individual present in the United States for a period or periods aggregating 183 days or more in the taxable year of disposition of shares, and you may not be a Non-U.S. Holder if you are a former citizen or former resident of the United States. In either of these cases, you should consult your tax adviser regarding the U.S. federal income tax consequences of the sale of shares pursuant to the Offer.

If a partnership owns the shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that owns the shares, you should consult your tax advisors.

If a sale by a Non-U.S. Holder of shares pursuant to the Offer qualifies as a sale or exchange under any of the Section 302 Tests described above, then any gain recognized by such Non-U.S. Holder on the sale generally will not be subject to U.S. federal income tax unless (i) such gain is “effectively connected” with a trade or business carried on by the Non-U.S. Holder within the United States (and if an income tax treaty applies, is attributable to a permanent establishment of the Non-U.S. Holder within the United States) or (ii) the Non-U.S. Holder is an individual who is physically present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are met.

If the repurchase of shares pursuant to the Offer from a Non-U.S. Holder does not satisfy any of the Section 302 Tests described above, amounts received by such Non-U.S. Holder pursuant to the Offer will be treated as a distribution to the Non-U.S. Holder with respect to such Non-U.S. Holder’s shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, return of capital, or as gain from the sale of shares will be determined in the manner described above under “U.S. Holders.” In general, any amount that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% (or such lower rate as may be specified pursuant to an applicable income tax treaty) unless the dividend is “effectively connected” with a trade or business conducted by the Non-U.S. Holder within the United States (and, if required pursuant to an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder within the United States), in which case such dividend generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to any effectively connected earnings and profits (subject to certain adjustments).

Withholding on Purchase Price.    Because the satisfaction of the Section 302 Tests described above is dependent on matters of fact, the applicable withholding agent generally will presume, for withholding purposes, that the entire amount received by a Non-U.S. Holder participating in the Offer is a distribution from us.

Accordingly, as described in Section 3 above, a Non-U.S. Holder should expect that the applicable withholding agent will withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Holder unless the Non-U.S. Holder provides the withholding agent with a properly completed and executed Form W-8ECI or Form W-8BEN reflecting that no or reduced withholding is required. See Section 3 for additional information. Non-U.S. Holders are urged to consult with their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Foreign Account Tax Compliance Act.    Provisions commonly referred to as “FATCA” impose withholding of 30% on certain payments by U.S. corporations to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and the entity’s jurisdiction may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Any amounts withheld under FATCA may be credited against the 30% withholding tax discussed in the preceding paragraph.

For the reasons noted above under “Withholding on Purchase Price,” it is generally expected that the applicable withholding agent will treat the entire amount payable to a Non-U.S. Holder as a distribution from us. Accordingly, the applicable withholding agent generally will withhold U.S. federal income taxes equal to 30% of the gross proceeds payable to the Non-U.S. Holder, unless such Non-U.S. Holder provides to the applicable withholding agent a validly completed and executed IRS Form W-8BEN, W-8BEN-E or W-8ECI (or other applicable IRS Form W-8) demonstrating that FATCA withholding is not warranted. If the applicable withholding agent withholds tax under FATCA, it will not also withhold the 30% U.S. federal income tax described under “Withholding on Purchase Price” above. Non-U.S. Holders are urged to consult with their tax advisors.

See Section 3 with respect to the application of U.S. withholding, backup withholding and information reporting.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX IMPLICATIONS OF THE OFFER UNDER APPLICABLE FEDERAL, STATE OR LOCAL LAWS. NON-U.S. STOCKHOLDERS SHOULD ALSO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES UNIQUE TO HOLDERS WHO ARE NOT U.S. PERSONS.

14.    Extension of the Tender Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, at any time prior to the Expiration Time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, if any of the conditions set forth in Section 6 has occurred or is deemed by us to have occurred, to terminate the Offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or another comparable service. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (1)(a) we increase or decrease the price to be paid for shares beyond the range, (b) decrease the number of shares being sought in the Offer, or (c) increase the number of shares being sought in the Offer by more than 2% of our outstanding shares (or approximately 440,695 additional shares) and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 14, the Offer will be extended until the expiration of such period of ten business days.

15.    Fees and Expenses

We have retained Georgeson LLC to act as Information Agent and Computershare Trust Company, N.A., together with its parent company, Computershare, Inc., to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Instruction 7 in the Letter of Transmittal.

16.    Miscellaneous

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning us.

This Offer to Purchase and accompanying Letter of Transmittal do not constitute an offer to purchase securities in any jurisdiction in which such offer is not permitted or would not be permitted. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

You should only rely on the information contained in this Offer to Purchase or to which we have referred to you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to the Purchase or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Depositary or the Information Agent.

April 3, 2025

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:
Computershare Trust Company, N.A., together with its parent company, Computershare, Inc.

By First Class Mail: Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer P.O. Box 43011 Providence, Rhode Island 02940-3011	By Registered Mail or Overnight Courier: Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer 150 Royall St., Suite V Canton, Massachusetts 02021

Delivery of the letter of transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

51 West 52nd Street, 6th Floor
New York, NY 10019

Shareholders, Banks and Brokers
Call Toll-Free: (877) 354-2732